Exhibit 99.2

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES QUARTERLY DIVIDEND

Newport Beach, CA – March 11, 2019 – American Vanguard Corp. (NYSE:AVD) announced that its Board of Directors has declared a $0.02 cash dividend payment to be distributed on April 10, 2019 to shareholders of record as of March 27, 2019.

Eric Wintemute, Chairman and CEO of American Vanguard, stated, “This dividend payment continues our history of providing cash returns to shareholders based on successful operational and financial performance. The Company’s steadily improving annual performance and strong balance sheet support our continuing ability to grow through product/business acquisitions, international market expansion and development of the innovative SIMPAS precision application technology. This payment reflects the confidence that the Board of Directors has in our near-term performance and longer-term strategic initiatives. We appreciate the support of our shareholders as we develop and deliver important solutions that enhance agricultural productivity and safeguard public health worldwide.”

Annual Cash Dividend Payments: Based on Date of Cash Distribution

2019 — Payments Year-to-Date	$0.040 (including pending payment)
2018 — Full Calendar Year	$0.075
2017 — Full Calendar Year	$0.055
2016 — Full Calendar Year	$0.020

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Contact Information:
American Vanguard Corporation William A. Kuser, Director of Investor Relations (949) 260-1200 williamk@amvac-chemical.com	The Equity Group Inc. www.theequitygroup.com Lena Cati (212) 836-9611 Lcati@equityny.com